                                     INTRENET, INC.
                                     STATEMENT RE: COMPUTATION
                                     OF PER SHARE EARNINGS
                                          Three Months Ended           Six Months Ended
                                               June 30,                     June 30,
                                         1995          1994           1995          1994
Weighted average shares outstanding
    during period                     13,197,728     9,078,720     11,409,687   9,072,942

    Assumed exercise of options and
        warrants                         488,701       914,080        546,536     907,530

Shares assumed for primary earnings
    per share                         13,686,429     9,992,800     11,956,223   9,980,472

    Assumed conversion of 7% Convertible
        Subordinated Debentures              -       3,636,364            -     3,636,364

    Shares assumed for fully diluted earnings
        per share                        N/A        13,629,164        N/A      13,616,836

Earnings for the period:
    ($ in Thousands)

    Net earnings                    $        669  $      1,935   $        931  $    2,967

Earnings per common and common
      equivalent share:

      Primary                       $       0.05  $       0.19   $       0.08  $     0.30

      Fully diluted                 $       0.05  $       0.15   $       0.08  $     0.23



                                                                              EXHIBIT 11
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